Exhibit 99.1

Media Contact:	Investor Contact:
Wendi Kopsick/Kimberly Kriger	Michael Lynch
Kekst and Company	Chief Financial Officer
212-521-4800	201-934-2577

FOR IMMEDIATE RELEASE

FOOTSTAR DECLARES SPECIAL DISTRIBUTION

MAHWAH, NEW JERSEY, March 27, 2007 -- Footstar, Inc. today announced that its Board of Directors has declared a special cash distribution to shareholders in the amount of $5.00 per common share. The distribution will be paid on April 30, 2007 to shareholders of record at the close of business on April 13, 2007.

Shareholders will receive further information for tax reporting purposes on Form 1099 after the end of the year. While the Company is reviewing the tax characterization of this distribution, it currently contemplates treating this distribution as a return of capital, but due to the uncertainty of this characterization, subject to withholding. Each shareholder should seek advice from their own tax advisors regarding the tax treatment of this distribution.

About Footstar, Inc.

Footstar, Inc. (Pink Sheets: FTAR) is a discount footwear retailer. The Company operates Meldisco licensed footwear departments nationwide in Kmart and Rite Aid Stores. The Company also distributes its own Thom McAn brand of quality leather footwear.

NOTE:  Footstar's certificate of incorporation contains restrictions that prohibit parties from acquiring 4.75% or more of Footstar's common stock without its prior consent and as further provided therein.

Forward-Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning, in connection with any discussion of our financial statements, business, results of operations, liquidity and future operating or financial performance.

Because the information in this release is based solely on data currently available, it is subject to change and should not be viewed as providing any assurance regarding our future performance. Actual results and performance may differ from our current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to our business, financial condition, results of operations, liquidity or prospects. Additionally, we do not plan to update any of our forward looking statements based on changes in assumptions, changes in results or other events subsequent to the date of this release, other than as included in our future required SEC filings.

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